Exhibit 99.1
[LOGO OF ADVANCED TISSUE SCIENCES®]

NEWS RELEASE

Contact
Abe Wischnia
Senior Director, Investor Relations
(858) 713-7992

Advanced Tissue Sciences Completes Sale of

Dermagraft Joint Venture Interest to Smith & Nephew

LA JOLLA, Calif., Nov. 22, 2002 — Advanced Tissue Sciences, Inc. (OTC BB: ATISQ) today announced that the company has completed the sale of its interest in the Dermagraft® Joint Venture to its joint venture partner, Smith & Nephew. The sale was made under the previously announced terms approved by the United States Bankruptcy Court for the Southern District of California.

The Company also announced that as a result of the closing of the sale, it has received net proceeds of $7.0 million. This amount relates to $10 million in cash paid by Smith & Nephew for the company’s interest in the Dermagraft Joint Venture, less $3 million advanced to the company by Smith & Nephew as debtor in possession financing. The net proceeds are subject to subsequent adjustments relating to inventory levels and other issues.

Separately, the company will be publishing on November 26, a Legal Notice Of Claims Deadline of December 31, 2002 for filing of claims by creditors. The Bankruptcy Court has set December 31, 2002 as the last date for creditors to file proofs of claim against the company. A copy of the notice will be attached as an exhibit to the company’s Current Report on Form 8-K to be filed with the SEC. Shareholders of the company do not need to file a proof of claim in order to prove that they own shares of the company’s stock. More information on the procedures for filing proofs of claim against the company can also be found in the Bankruptcy Court’s order approving the claims deadline.

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Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. Even if creditors timely file a proof of claim, there can be no assurance that they will receive payment, in full or in part, with respect to any such claims. Risks and uncertainties exist in the company’s decision to liquidate including, without limitation, uncertainties related to the timing and amount of payments, if any, to creditors or security holders in connection with the liquidation, the company’s ability to formulate a plan of liquidation, the company’s ability to effect an orderly wind down of its operations, the retention of necessary personnel, the possible amendment, delay in implementation or termination of any proposed plan of liquidation, the company’s ability to find a buyer or buyers for its assets, the amounts to be realized in connection with the proposed sale of the company’s assets, approval by the bankruptcy court of the company’s proposed plan of liquidation when formulated, the quotation of the company’s shares on the OTC Bulletin Board, a history of operating losses and accumulated deficits, potential write-offs and other charges, as well as other risks detailed from time to time in publicly available filings with the Securities and Exchange Commission including, without limitation, Advanced Tissue Sciences’ annual report on Form 10-K for the year ended December 31, 2001 and the company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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